Immunic and 4SC AG Sign Agreement Regarding the Settlement of Royalty Obligations for Immunic’s Lead Program, IMU-838

NEW YORK and PLANEGG-MARTINSRIED, Germany, March 31, 2021 – Immunic, Inc. (Nasdaq: IMUX), a clinical-stage biopharmaceutical company developing a pipeline of selective oral immunology therapies aimed at treating chronic inflammatory and autoimmune diseases, and 4SC AG (FSE Prime Standard: VSC), today announced the signing of an agreement under which Immunic will settle its remaining obligation of a 4.4% royalty on net sales of selective oral DHODH inhibitor, IMU-838, for $17.25 million. The transaction will be payable 50% in cash and 50% in shares of Immunic’s common stock.

Immunic acquired lead program IMU-838 in September 2016 from 4SC AG through an asset acquisition, in exchange for a one-time upfront cash payment, future milestone payments and a royalty on net sales for a certain period. With completion of this transaction, no further payment obligations remain between Immunic and 4SC.

“Execution of this agreement with 4SC is key, as it provides us with 100% of the future sales potential of our lead asset, IMU-838,” stated Daniel Vitt, Ph.D., Chief Executive Officer and President of Immunic. “Backed by exceptionally strong data generated by our phase 2 EMPhASIS trial in relapsing-remitting multiple sclerosis (RRMS), we are now planning to initiate a phase 3 trial during the second half of this year. We are excited to move our pipeline forward and the acquisition of the royalties will enable us to realize the full market potential of IMU-838, not only as a treatment for RRMS but also as a potential new therapeutic option for ulcerative colitis, Crohn’s disease, COVID-19, and primary sclerosing cholangitis, thereby driving significant future value for our shareholders.”

Jason Loveridge, Ph.D., Chief Executive Officer of 4SC, added, “4SC is very pleased to conclude this transaction as it provides non-dilutive financing for our own oncology programs, extending our cash reach well into the second half of 2022. We are expecting exciting data from some key domatinostat programs, such as DONIMI in the neoadjuvant space, in 2021 and this transaction will help us move this and other key studies in Merkel cell carcinoma forward.”

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a clinical-stage biopharmaceutical company with a pipeline of selective oral immunology therapies aimed at treating chronic inflammatory and autoimmune diseases. The company is developing three small molecule products: its lead development program, IMU-838, a selective immune modulator that inhibits the intracellular metabolism of activated immune cells by blocking the enzyme DHODH and exhibits a host-based antiviral effect, is currently being developed as a treatment option for multiple sclerosis, ulcerative colitis, Crohn’s disease, COVID-19, and primary sclerosing cholangitis. IMU-935, a selective inverse agonist of the transcription factor RORγt, is targeted for development in psoriasis and Guillain-Barré syndrome. IMU-856, which targets the restoration of the intestinal barrier function, is targeted for development in diseases involving bowel barrier dysfunction. For further information, please visit: www.imux.com.

About 4SC

4SC AG is a clinical-stage biopharmaceutical company developing small-molecule drugs that can target key indications in cancer with high unmet medical needs. 4SC’s pipeline is protected by a comprehensive portfolio of patents and currently comprises two drug candidates in clinical development: resminostat and domatinostat.

4SC aims to generate future growth and enhance its enterprise value by entering into partnerships with pharmaceutical and biotech companies and/or the eventual marketing and sales of approved drugs in select territories by 4SC itself.

4SC is headquartered in Planegg-Martinsried near Munich, Germany. The Company had 48 employees as of 31 December 2020 and is listed on the Prime Standard of the Frankfurt Stock Exchange (FSE Prime Standard: VSC; ISIN: DE000A14KL72).

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Immunic’s three development programs and the targeted diseases; the potential for IMU-838 to safely and effectively target diseases; clinical data for IMU-838; the timing of current and future clinical trials; the nature, strategy and focus of the company; and the development and commercial potential of IMU-838 and other product candidates of the company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the COVID-19 pandemic, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by Immunic’s intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. A further list and descriptions of these risks, uncertainties and other factors can be found in the section captioned “Risk Factors,” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021, and in the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or ir.imux.com/sec-filings. Any forward-looking statement made in this release speaks only as of the date of this release. Immunic disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. Immunic expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.

Contact Information

Immunic, Inc.
Jessica Breu
Head of Investor Relations and Communications
+49 89 2080 477 09
jessica.breu@imux.com

Immunic, Inc. US IR Contact

Rx Communications Group

Paula Schwartz

+1 917 322 2216

immunic@rxir.com

Immunic, Inc. US Media Contact

KOGS Communication

Edna Kaplan

+1 781 639 1910

kaplan@kogspr.com

4SC AG

+49 89 700763 0

ir-pr@4sc.com